PROMISSORY NOTE
                             Dated: January 15, 1998


FOR VALUE RECEIVED, the undersigned, Imperial Petroleum Recovery Corporation ("Imperial"), promises to pay to the order of Food Development Corporation ("FDC"), the principal sum of Two Hundred Thirty Six Thousand. Seven Hundred Fifty Nine Dollars, and Eighteen Cents ($236,759.18) plus interest in legal and lawful money of the United States of America.

Interest. This note shall bear interest at ten percent (10%) per annum commencing on August 25, 1997.

Payment. All unpaid principal and interest shall be paid no later than November 2, 1998, but no earlier than May 1, 1998.

Prepayment. Imperial may, at any time and without premium or penalty, pay the full amount or any part of this Note, the amount of such payment being applied first to accrued unpaid interest and then to reduce the amount of principal remaining to be paid under this Note. However, at the time of prepayment, FDC may refuse the payment and instead exercise the conversion rights contained herein.

Waiver of Notices: Compliance. Imperial expressly waives presentations for payment, protest and notice of protest, and the filing of suit hereon, as to this Note and as to each, every and all payments hereof.

Governing Law. This Note shall be governed by, and construed in accordance with the laws of the State of Texas. Venue shall be Houston, Texas.

Default. This Note will be in default if Imperial fails to make timely payments and fails to cure such non-payment within seven (7) business days of notification of non-payment. In the event of default, FDC may declare the entire remaining balance of this Note immediately due and payable, and may proceed with any and all legal actions it deems necessary or appropriate.

Attorneys' Fees. If suit is required to enforce the terms of this Note, the prevailing party shall be entitled to reasonable attorneys' fees and costs and court costs.

Conversion Rights. At any time prior to November 2, 1998 or thereafter if the Note remains unpaid, FDC shall be entitled to convert all or any portion of the principal and accrued interest to common restricted stock of Imperial. The conversion rate shall be $0.437 per share.

IMPERIAL PETROLEUM RECOVERY CORPORATION


By  /s/    C. Brent Kartchner
----------------------------------
    C. Brent Kartchner, President